Exhibit 99.1

FOR IMMEDIATE RELEASE

Hill International Receives NYSE Notice Regarding Late Form 10-Q Filing

Philadelphia, PA — August 18, 2017 — Hill International (NYSE:HIL), the global leader in managing construction risk, today announced that, as a result of its failure to timely file its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017 (the “Form 10-Q”), it has received a notice from the New York Stock Exchange (the “NYSE”) that the Company is not in compliance with the NYSE’s continued listing requirements under the timely filing criteria established in Section 802.01E of the NYSE Listed Company Manual.

The reason for the delay is that the Company is continuing to compile information regarding, and complete the proper accounting and related tax treatment of, the sale of the Company’s Construction Claims Group which was completed during the second quarter of 2017, and to assess the Company’s accounting for comprehensive income (loss) in conjunction with the accounting for the sale of the Construction Claims Group. The Company is currently uncertain as to the scope or size of any adjustment that may be required from its assessment of comprehensive income (loss). The Company will not be able to file the Form 10-Q until the compilation, accounting and assessment are completed. The Company will file the Form 10-Q as soon as practicable.

The NYSE informed the Company that, under the NYSE’s rules, the Company will have six months from August 15, 2017 to file the Form 10-Q with the SEC. The Company can regain compliance with the NYSE listing standards before that date by filing the Form 10-Q with the SEC.

About Hill International

Hill International, with 3,300 professionals in more than 50 offices worldwide, provides program management, project management, construction management and other consulting services to clients in a variety of market sectors. Engineering News-Record magazine recently ranked Hill as the eighth largest construction management firm in the United States. For more information on Hill, please visit our website at www.hillintl.com.

Certain statements contained herein may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is our intent that any such statements be protected by the safe harbor created thereby. Except for historical information, the matters set forth herein including, but not limited to, any projections of revenues, earnings or other financial items; any statements concerning our plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties. Although we believe that the expectations, estimates and assumptions reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause our actual results to differ materially from estimates or projections contained in our forward-looking statements are set forth in the Risk Factors section and elsewhere in the reports we have filed with the Securities and Exchange Commission, including that unfavorable global economic conditions may adversely impact our business, our backlog many not be fully realizable as revenue, and our expenses may be higher than anticipated. We do not intend, and undertake no obligation, to update any forward-looking statement.

Hill International, Inc.
John Fanelli III
Executive Vice President and Chief Financial Officer
(215) 309-7906
johnfanelli@hillintl.com

The Equity Group Inc.
Devin Sullivan
Senior Vice President
(212) 836-9608
dsullivan@equityny.com